Exhibit 99.2

TRANS ENERGY, INC.

John Corp, President

304-684-7053

Trans Energy to Present at IPAA Oil and Gas Investment Symposium in New York

ST. MARYS, WV, April 18, 2012 /PRNewswire/—Trans Energy, Inc. (OTC BB:TENG) announced today that the Company will be presenting at the 2012 IPAA Oil and Gas Investment Symposium to be held on April 16 – 18, 2012, at the Sheraton New York Hotel and Towers in New York City.

John G. Corp, President and Stephen P. Lucado, Director, will make a presentation on Wednesday, April 18 at 4:30 p.m. Eastern Time. To view a web cast of the presentation go to: www.vcall.com/customevent/conferences/ipaa/20120418/agenda.html To view accompanying presentation materials, visit the Investor Relations page of Trans Energy’s web site at www.transenergyinc.com and select Events/Presentations.

About Trans Energy, Inc.

Trans Energy, Inc. (OTC Bulletin Board: TENG) is an oil and gas exploration and development company in the Appalachian Basin. Further information can be found on the Company’s website at www.transenergyinc.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995—Forward-looking statements in this release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. Forward-looking statements in this document include statements regarding the Company’s exploration, drilling and development plans, the Company’s expectations regarding the timing and success of such programs. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. For a more detailed discussion of the risks and uncertainties of our business, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the Securities and Exchange Commission. We assume no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.